Exhibit 10.1

COMMERCIAL LEASE AGREEMENT

This Commercial Lease Agreement (hereinafter, the “Lease”) is a legal and binding contract. Before signing, read the entire document, including the general printed provisions and any attachments. If you have any questions, consult your attorney before signing.

This Lease is made and entered into as of the 18th day of September, 2023, by and between the following parties:

Landlord(s):	Ge Estate, LLC (“Landlord”)
Address for Notices:	1405 Siesta Drive Sandy, Utah 84093

Tenant(s):	Co-Diagnostics, Inc.
Address for Notices:	2401 South Foothill Drive
Unit D
Salt Lake City, Utah 84109

In consideration of the rents, covenants and agreements hereinafter set forth. Landlord and Tenant mutually agree as follows:

1. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the following property: 3215 S 300 W, Salt Lake City, Utah (the “Premises”) comprising the entire building of approximately 3,200 square footage and the entire parcel including all parking and adjacent lot areas. The Premises consists of approximately 3,200 square feet of space and this estimate of square footage shall be used for all calculations under this Lease. In addition, for the term of this Lease, Landlord grants Tenant a non-exclusive easement for ingress and egress by vehicular and pedestrian traffic, including a right of use and access, through the gate located on the East side of the adjacent property that provides access to the 3222 South Washington Building that Landlord owns and Tenant leases from Landlord. Landlord also grants Tenant a non-exclusive easement for ingress and egress by vehicular and pedestrian traffic to access said gate through the property of 3211 South 300 West to the gate. Gate and easement are identified as marked in Exhibit A.

2. Term of Lease. This Lease shall begin October 1, 2023 and shall be for an initial term of thirty-nine (39) months (“Initial Term”) beginning October 1, 2023 and ending December 31st 2026.

3. Extension of Lease Term. Tenant may extend the lease for 1 additional 2-year term by giving notice to Landlord no later than May 1st, 2024. If Tenant extends the lease the rent shall increase by 3% for each extension lease year over the previous year.

4. Delivery of Possession. Tenant shall be entitled to possession of the Premises on October 1, 2023, provided that Tenant has (a) executed this Lease; and (b) paid to Landlord the sum of $_5,000.00, consisting of Rent for October, 2023, Landlord shall remove existing landlord owned equipment and personal effects prior to possession. Tenant acknowledges that it has examined the Premises and accepts the same in as-is condition and as being in the condition called for by this Lease.

5. Monthly Rent. Tenant shall pay “Monthly Rent” to Landlord, in advance and without prior demand, invoice or notice on or before the first day of each calendar month during the Term of this Lease, as follows:

Lease Year 1 Months 1-12	$2,500
Lease Year 2	$2,575
Lease Year 3	$2,652

Payment shall be made by direct bank deposit, and Landlord shall provide Tenant with information needed to set up the direct bank deposit.

6. Triple Net (NNN) Expenses. This lease is a gross lease. Landlord shall be responsible for all Property Tax, Building Insurance and Utilities paid directly by the Landlord.

7. Late Charges. If Tenant fails to pay any amounts or charges of any character which are payable under this Lease, Landlord, at Landlord’s election, may assess and collect a late fee charge equal to 10% of each payment of rent not received within five business days from the date such rent payment is due. In addition, Landlord shall be eligible to charge interest at a rate of 18% per annum on any payments later than 30 days.

8. Security Deposit. Upon execution of this Lease, Tenant shall deposit with Landlord a deposit in the amount of Two-Thousand Five-Hundred Dollars ($2,500.00) as security for the performance by Tenant of all of the terms, covenants, and conditions required to be performed by it hereunder. Such sum shall be returned to Tenant within 30 days after the expiration of the Term and delivery of possession of the Premises to Landlord if, at such time, Tenant has performed all such terms, covenants, and conditions of this Lease. If an event of default (as defined in Section 19) by Tenant with respect to any of its obligations under this Lease shall occur, including but not limited to, the payment of Rent or utilities, Landlord may use, apply, or retain all or any part of the security deposit for the payment of any unpaid Rent or utilities, or any amounts Landlord may be required to expend by reason of the occurrence of the event of default by Tenant, including any damages or deficiency in the reletting of the Premises, regardless of whether the accrual of such damages or deficiency occurs before or after an eviction. If all or a portion of the security deposit is so used or applied, Tenant shall, upon ten (10) days’ written demand, deposit immediately available funds with Landlord in an amount sufficient to restore the security deposit to its original amount.

9. Utilities. Unless stated to the contrary elsewhere in this Lease, Tenant shall directly pay for all utilities used by Tenant on the Premises (i.e., telephone, internet, electricity, etc.).

10. Landlord’s Responsibility for Maintenance and Repairs. Landlord shall, during the term of this Lease, keep in good order condition, and repair, the exterior walls, foundations and roof unless such repairs are caused by gross negligence of the Tenant. Landlord shall incur no expense nor have any obligation of any kind whatsoever in connection with maintenance of the Premises other than specifically set forth in this paragraph, and Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord expense or to terminate this Lease because of Landlord’s failure to keep the Premises in good order, condition, and repair.

11. Tenant’s Responsibility for Maintenance and Repairs. Tenant shall, during the term of this Lease, keep in good order condition, and repair, any part of the Premises not specifically included within Landlord’s responsibility above. Tenant’s responsibility shall include, for example and not limited to: (a) the interior of the Premises and every part thereof, structural or nonstructural; (b) repair of HVAC system that require repair and replacement; (c) interior plumbing and electrical; (d) landscaping (e) all other items not specifically listed as Landlord Responsibility in item 12 above.

12. Alterations and Improvements. Tenant may make any alterations, improvements additions, or utility installations (including power panels) in or about the Premises required to operate the Tenant’s business. Tenant shall bear all costs and expenses associated with any Alterations or Improvements to the premise that they perform.

13. Initial Alterations and Improvements. Landlord agrees to perform the following Repairs to the premise:

a. NONE

Tenant shall be responsible for all other Alterations and Improvements they deem necessary for the operation of the business.

14. Signage. Tenant shall be allowed to install city permitted signage, any sign authorized by Landlord shall be removed and the sign space restored to its original condition upon termination of the Lease.

15. Tenant’s Insurance. Tenant, at its own expense, shall provide and keep in force liability insurance in the commercial general liability form (or reasonable equivalent thereto) covering the Premises and Tenant’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Premises, such insurance to be written on an occurrence basis (not a claims made basis), with combined single limit coverage of not less than $1,000,000.00 and with a general aggregate limit of not less than $2,000,000.00 for each policy year. Tenant shall furnish Landlord with a certificate of such policy and whenever required shall satisfy Landlord that such policy is in full force and effect. Such policy shall name Landlord as an additional insured and shall be primary and non-contributing with any insurance carried by Landlord. The policy shall further provide that it shall not be cancelled or altered without 30 days prior written notice to Landlord. Tenant shall furnish evidence of renewal of such insurance policies within 10 days before expiration of any such policy.

16. Permitted and Prohibited Use. Tenant shall use the Property as office, production and warehouse space for its existing biotechnology business and such related uses as required for the Tenant’s operations.

17. Assignment and Sublease. Tenant may, with Landlord’s written consent, assign, mortgage or hypothecate this Lease or any interest in this Lease or permit the use of the Premises by any person or persons other than Tenant, or sublet the Premises, or any part of the Premises. Assignment of the Lease to another party shall not relieve the Tenant of any of its obligations under this Lease.

18. Quiet Enjoyment. Landlord hereby covenants to Tenant that, subject to Tenant’s compliance with the terms and provisions of this Lease, Tenant shall peaceably and quietly hold and enjoy the full possession and use of the Premises during the term of this Lease.

19. Default by Tenant. Upon the occurrence of any of the following events, Tenant shall be in default of its obligations under this Lease (a) Tenant fails to pay any sum due hereunder on or before the date the same is due and such failure continues for five (5) calendar days after said due date; (b) Tenant fails to perform any other material term, condition or covenant to be performed by it pursuant to this Lease within 10 days after written notice of such default has been given to Tenant by Landlord; (c) Tenant becomes bankrupt or insolvent or files a petition in bankruptcy court as a debtor (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within sixty (60) days of commencement); (d) Tenant abandons or vacates the Premises; or (e) Tenant assigns or subleases the Premises or encumbers its interest in this Lease without written consent of Landlord (collectively “Events of Default”). Upon the occurrence of any Event of Default, Landlord, in addition to all other rights and remedies provided by law or in equity or otherwise provided in this Lease, may, without further notice or demand of any kind to Tenant or any other person, retake the Premises, accelerate all payments due under this Lease and collect by suit or otherwise, all such amounts due and terminate this Lease. Tenant’s payment obligations shall survive any such termination.

20. Chronic Default by Tenant. In order to discourage chronic non-compliance with any provision of this Lease, Tenant shall be conclusively deemed to have incurably defaulted under this Lease at such time as Tenant has triggered an Event of Default for the third time during any twelve-month period, regardless of whether any such Event of Default is or has been cured by Tenant.

21. Default by Landlord. Landlord will not be in default under this Lease unless Landlord fails to perform an obligation required of it within 30 days after written Notice by Tenant to Landlord specifying the respects in which Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are reasonably required for performance or cure, Landlord will not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. Tenant’s rights in case of Landlord’s default are limited to reimbursement of its actual damages directly incurred as a result of such default. In no event will Tenant have the right to terminate this Lease or to withhold the payment of Rent or other charges provided for herein as a result of Landlord’s default.

22. Independent Obligations. Notwithstanding anything to the contrary in this Lease, Tenant’s obligation to pay is independent from any of Landlord’s obligations under this Lease. Tenant will pay amounts due hereunder without any deduction, diminution, abatement, counterclaim or offset for any reason whatsoever. Acceptance of a lower amount than due shall not be deemed an accord or satisfaction, and Landlord reserves all rights to receive full payment of the amount owed.

23. Construction of Lease. This Lease shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted. It shall be deemed their joint work product, and each and every provision of this Lease shall be construed as though all parties hereto participated equally in the drafting hereof. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

24. Attorney’s Fees to Prevailing Party. In the event either Landlord or Tenant commences litigation to enforce any of the terms and conditions of this Lease, the unsuccessful party to the litigation will pay all costs and expenses, including reasonable attorney’s fees and actual costs of litigation, incurred by the successful party. In the case where Landlord recovers some, but not all, of any claimed damages from Tenant, Landlord shall still be deemed the successful party for the purposes of this paragraph.

25. Complete Agreement. This Lease contains all of the agreements and conditions made between the parties to the Lease related to the Premises in any way. There are no oral agreements that supplement the provisions of this Lease. All oral agreements not incorporated herein are cancelled and superseded by this Lease. This Lease may not be modified orally or in any other manner than by an agreement in writing signed by all the parties to this Lease.

26. Conflict of Laws. This Lease shall be governed by and construed solely pursuant to the laws of the State of Utah, without giving effect to choice of law principles thereunder.

27. Force Majeure. If either Landlord or Tenant is delayed, hindered in or prevented from the performance of any act required under this Lease by reason of strikes, lock-outs, labor troubles, inability to procure standard materials, failure of power, restrictive governmental laws, regulations or orders or governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations which is not the result of the action or inaction of the party claiming such delay), riots, civil unrest or insurrection, war, fire, earthquake, flood or other natural disaster, unusual and unforeseeable delay which results from an interruption of any public utilities (e.g., electricity, gas, water, telephone), pandemic, or other unusual and unforeseeable delay not within the reasonable control of the party delayed in performing work or doing acts required under the provisions of this Lease, then performance of such act will be excused for the period of the delay and the period for the performance of any such act will be extended for a period equivalent to the period of such delay.

Accepted and agreed:

Tenant: Co-Diagnostics, Inc.		Landlord:

By:		By:
	Brian Brown, CFO		Jim Gurr
	for Tenant		Agent for Landlord

Date:		Date:

Exhibit A

Easement and Gate location